EXHIBIT 4.50

Trademark License Agreement

This Trademark License Agreement (the “Agreement”) is signed on July 28, 2013 between and by Shanghai Shanda Networking Co., Ltd., a wholly foreign-funded owned enterprise (“Licensor”) established and exists in accordance with law of the People’s Republic of China (China), and Shanghai Shengzhan Networking Technology Co., Ltd., a China domestic joint venture (“Licensee”) established and exists in accordance with law of China (referred to as “One Party” respectively, and collectively referred to as “Both Parties”).

Prologue:

Whereas, the licensor is the registration owner of trademarks (“licensed trademarks”) said in the Appendix of the agreement;

Whereas, in accordance with various articles of the agreement and on the precognition to abide by various conditions of the agreement, the licensor has the intention to license the licensee to use the abovementioned licensed trademarks, and the licensee hopes to get such trademark use license of the licensor.

Therefore, in consideration of the abovementioned precondition and the mutual agreement and promises recorded clearly under the agreement, both parties intend to accept the legal bounding of the agreement, and hereby reach the following agreement:

1.	Definition

1.1	In the agreement:

“Right claim” refers to any and all administrative, supervisory or legal litigation, filing lawsuit, application, appeal, requirement, payment notice correspondence, claim, lieu, notice, investigation, legal proceedings on failing to abide by or violate, consent order or consent agreement.

“Delivery” has the meaning in Article 7.4 of the agreement

“Delivery day” is August 31, 2013.

“Burden” refers to any guarantee rights and interests, pledge、guaranty、lieu (including but not limited to tax lieu), law-violating behavior, impawn, lease, license, debt burden, unfavorable right claim, prioritized arrangement, restrictive contract, condition or restrictions of any kind, including but limited to restriction on use, voting, transfer, receiving income or on any nature of other ownership exercising.

“Governmental agency” refers to China or government, governmental, regulatory or administrative departments, agent institution or commission any court, courtroom or legal institution of any country.

“Law” refers to any publicly promulgated applicable regulation, law, rules, stipulations, details, norms, orders, and other stipulation or law principle.

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“Subject” refers to any natural person, company, limited liability company, non-legal person organization, partnership, association, share holding company, cooperative enterprise, trust or government, or any agent institution of any government or political sub-department, or any other entity.

“Taxes and Fees” refers to any and all payable tax (including but not limited to levying, collecting or assessed any value-added tax, sales tax, income tax, operation tax, stamp tax or other tax, tariff, charge, fee, reduction, penalty or withholding tax).

2.	Trademark use right license

2.1	The licensor hereby permits the licensee to use trademarks listed in the Appendix of the Agreement free of charge unconditionally and irrevocably, and such license shall be exclusive license, that is, the licensor shall not license any third party to use licensed trademark, and shall not transfer to any third party the licensed trademarks.

2.2	The licensee shall have the right to decide at its sole discretion to sub-license and re-license the third party to use licensed trademark.

2.3	Both parties agree the license validity shall be ten (10) years from the delivery day, and shall automatically renew ten (10) years upon expiration of trademark license validity each time, but except the case in which both parties terminate it in accordance with Article 7.6 of the agreement.

2.4	The licensor shall have the right to conduct supervision on quality of products or services in which the licensee use licensed trademark.

2.5	The licensee shall mark its company name and origin of commodity on products using licensed trademark.

2.6	Labels containing licensed trademarks shall be entrusted by the licensee itself to qualified third party for printing.

2.7	The licensee shall not change characters, graphs or their combination of the licensed trademark at their discretion.

3.	Licensor’s Representations and Warranties

The licensor hereby makes the following representations and warranties to the licensee by the agreement day and the delivery day:

3.1	The licensor is a company officially established in accordance with China law and exists.

3.2	The licensor owns all necessary company legal person capacity and authorization, without needing any consent or approval of any governmental agency as to sign and deliver the agreement, perform its obligation under the agreement and complete the transaction planned in the agreement. The licensor has officially and effectively signed and delivered the agreement, and the agreement forms the licensor’s legal, effective and obligation with binding force and can be enforced in accordance with its articles.

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3.3	The licensor signs and delivers the agreement, completes the transaction planned in the agreement and obeys the stipulation of the agreement, and shall not violate the stipulations at present and in the future: (a) violate the current constitution of the licensor, or confront with it; (b) violate any law that is applicable to the licensor or any of its assets, property or business, or confront with it; (c) form contract violation of any document, contract, obligation or under the agreement with the licensor as one party, or the licensor or its assets may be bound by it or influenced; or (d) cause setting any burden on any property or assets of the licensor.

3.4	The licensor is the only owner that owns and monopolizes all licensed trademarks, and owns effective right to use, sell, transfer and deliver all licensed trademarks, and does not carry any burden or obligation to other party.

3.5	All licensed trademarks shall be valid and exists, and has never been waived, and all necessary registration fee maintenance fee and extended exhibition fee relating to it has been paid. The licensor or its affiliated company, employees, management personnel or director have all not taken or fail to take any action to be enough to cause any licensed trademark to be invalid, unenforceable or unable to exist.

3.6	The licensed trademarks are controlled in any way to limit the use, transfer or license of the licensed trademark or my influence the effectiveness and use of any licensed trademark, or any law procedure of enforceability, pending government order, reconciliation agreement or stipulation.

3.7	Use of the licensed trademarks has not and shall not cause infringement on any trademark right of any third party, or form unauthorized use, illegal use or violation.

4.	Licensee Representations and Warranties

The licensee hereby makes the following representations and warranties to the licensor by the agreement day and the delivery day:

4.1	The licensee is a company officially established in accordance with China law and effectively exists.

4.2	The licensee owns all necessary company legal person capacity and authorization, without needing any consent or approval of any governmental agency as to sign and deliver the agreement, perform its obligation under the agreement and complete the transaction planned in the agreement.

5.	Other contract promise

5.1	The statement and promise included in the agreement shall be true and accurate on the agreement day and by the delivery day, and shall continue to be effective after the delivery day.

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5.2	Within three (3) months since the signature of the agreement, the licensor shall submit to Trademark Office of State Administration for Industry and Commerce of the People's Republic of China the file (“trademark license file”) application on the trademark license under the agreement.

5.3	The licensor shall, in accordance with the requirement of applicable law or government order, take the necessary action, at its own cost, to keep the validity of the licensed effectiveness.

5.4	The licensor shall take action against all infringements or infringement threats relating to licensed trademark in accordance with the direction of the licensee.

5.5	If needing to use such licensed trademarks, the licensor shall give a written notice to the licensee beforehand.

6.	Compensation

If any party violates any of its statement, guarantee, promise, or violates any promise contract promise or agreement made in the agreement (“the breaching party”), which makes the other party suffer or generate obligation of any nature (to terminated as the case maybe), liability, loss, damage, charges (including lawyer’s fee) and expenditure (including tax), lawsuit, legal procedure, claim and requirement, the breaching party shall make compensation to and raise a plea for non breaching party and its representative, successor and transferees and their employees, senior employees, directors and shareholders, and free them from suffering any loss.

7.	Effectiveness, Delivery and Termination

7.1	The agreement shall come into force upon signature by both parties.

7.2	The transaction obligations completed by the licensee that are planned in the agreement must be on the fact that each of the following conditions be met on the current deliver day or before or waived in writing by the licensee as the precondition:

(a)	The licensor has signed the agreement;

(b)	No event or situation happens that will have any major unfavorable influence on the licensed trademarks or transaction planned under the agreement;

(c)	On current delivery day to the delivery day, the representations and warranties of the licensor in the agreement have always kept true and accurate, just as what is made on the delivery day; and

(d)	The licensor has already performed and met and followed, in all material aspects, all promises, agreements and obligations stipulated by the agreement that the licensor shall perform, meet and follow on the delivery day or before.

7.3	The transaction obligations completed by the licensor that are planned in the agreement must be on the fact that each of the following conditions be met on the current deliver day or before or waived in writing by the licensee as the precondition:

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(a)	The licensee has already signed the agreement;

(b)	On current delivery day to the delivery day, the representations and warranties of the licensee in the agreement have always kept true and accurate, just as what is made on the delivery day.

7.4	Under the precondition that the prerequisite condition clearly recorded in Article 7.2 and Article 7.3 have all already been met or been waived in writing by those who have the right to waive, both parties agree that the agreement delivery day is August 31, 2013 (“Delivery Day”), and from the delivery day, Shengzhan shall have the right to enjoy all rights and interests to transfer object under the agreement and bear all relevant obligation. On the current delivery day or before, the licensor shall make the following delivery to the licensee (“Delivery”):

(a)	Complete certifying document for trademark license file, if the trademark file document is not completed, deliver all right and interest certificates copies relating to licensed trademark; and

(b)	Such other documents and letters as may be reasonable required by the licensee.

7.5	Both parties shall try their reasonable effort to ensure the above mentioned preconditions recorded in Article 7.2 and Article 7.3 met.

7.6	The termination of the agreement and its planned transaction shall all be conducted in accordance with the following stipulations:

(a)	The termination can be conducted at any time through unanimous agreement by both parties;

(b)	If any governmental agency promulgates any direction or stipulates an prohibit or limit transfer/permit licensed trademarks or any part of them, the licensee can terminate the agreement immediately; or

(c)	If any party seriously violates any of its statement, guarantee, contract promise or consent under the agreement, or if any statement or guarantee of any party becomes untrue in a certain major aspect, and such situation is not corrected within thirty (30) days after receiving a notice from the non-violating party, the non-violating party can terminate the agreement.

7.7	Any termination of the agreement shall not limit any party any right to claim for compensation of damage from another party, shall not except any party from any liability for violating any representation, warranty or guarantee promise contained in the agreement, and shall not be deemed as forming waiving any relief that can be obtained regarding such violation. Even if the agreement is terminated, both parties’ respective obligations under Article 9 shall continue to be effective after such termination of the agreement.

8.	Obligations after Delivery

8.1	Both parties agree within one hundred and eighty (180) days after the delivery day or a longer time determined by both parties through consultation, the licensor shall complete filing trademark license.

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8.2	The licensee shall try its best efforts to cooperate the licensor to complete the abovementioned trademark license filing.

9.	General Stipulations

9.1	All notices and other information exchanges under the agreement shall be in writing, and shall be delivered by dedicated persons, or registered (requiring receipt) or posted with certified mail, or send through fax (with the conformation of being completely transmitted), delivered to, mailed to or sent to the following addresses of both parties (or such other addresses as similarly notified and indicated of any party), and shall be deemed as delivered; but any posted notice can be deemed as delivered only when it arrives the destination:

If sent to the licensor:

Shanghai Shanda Networking Co., Ltd.

Address: Room 402-B, No. 727, Zhangjiang Road, Pudong New Area, Shanghai

If sent to the licensee:

Shanghai Shengzhan Networking Technology Co., Ltd.

Address: Building 1, Alley 666, Zhangheng Road, Pudong New Area

9.2	The agreement and its appendix contain both parties’ understanding of each obligation of the object of the agreement, integrating all previous consultations, talks and agreements (if there is any) between both parties, and except what are stipulated or clearly mentioned in the agreement and its attached tables and appendix, any party shall not be bound by any other statement, promise, contract promise or other understanding.

9.3	Without the prior written consent of the licensee, the licensor shall not transfer the agreement, but the licensee shall transfer its right under the agreement to any subject appointed by it. The agreement shall be binding on both parties to the agreement, their respective successors, personal representative, legal person representative and license transferee, and its interests shall cover such both parties.

9.4	Any article, condition, or contract promise of the agreement can be amended at any time by written document signed by both parties of the agreement. Any party of the agreement waives expressly or impliedly its right under any stipulation of the agreement shall not constitute the party’s waiving of the right under such stipulation at any other time, nor shall it constitute the party’s waiving of its right under any other stipulation of the agreement. The failure of any party of the agreement to take action against any other party’s any behavior or contract violation of the agreement shall not constitute the former’s waiving its right to enforce any stipulation of the agreement any, or the right to take action against such violation or contract violation or any violation or contract violation of the other party later.

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9.5	The relation established by both parties through the agreement is the relation of independent agreement signers. The agreement has never given any party the right to direct or control daily activities of other parties, cannot form partnership, cooperation co-ownership or “Principal—Agent” relation, and has not allowed one party to bear or set up obligation for other party for any purpose or represent another party.

9.6	If any or many stipulations contained in the agreement are declared to be ineffective, unbinding or unenforceable, other article of the agreement shall continue to keep completely effective, and shall interpret articles such as invalidity, being unbinding or being unenforceable in accordance with the way nearest to what it is written originally.

9.7	Each party agrees to pay the charges and expenditure incurred due to its performance of its obligation under the agreement and completion of transactions planned in the agreement, and shall not have the right to get compensation from other two parties. Such charges and expenditure include but limited to the charge and expenditure due to preparation for the agreement and the party’s prepayment for services of lawyer, accountant, and consultant engaged for the agreement.

9.8	The article captions and other captions contained in the agreement are set up only to facilitate query and shall not influence the meanings and interpretations of the articles of the agreement any.

9.9	Any number of copies can be signed for the agreement, and each of such signed copies shall all be deemed as an original, but all such copies shall together constitute a document.

9.10	The agreement is signed in accordance with China law, and shall be interpreted and enforced in accordance with China law.

9.11	Dispute Settlement

(a)	All disputes between both parties arising out of the agreement or relating to the agreement shall be settled through friendly consultation, and such friendly consultation shall be deemed as having started immediately on the day a written notice is received from one party to the other to declare the intention for friendly settlement of disputes.

(b)	If any of such disputes is not reached through the abovementioned way within ninety days (90) after receiving the written notice, any party can submit such dispute to Shanghai Arbitration Commission (“Arbitration Commission”), which shall conduct arbitration in accordance with its arbitration rules current in force. The arbitration shall be conducted in Shanghai.

(c)	The arbitration shall be conducted by an arbitration tribunal consisting of three (3) arbitrators. Each party shall respectively appoint one arbitrator, and the arbitrators appointed by the two parties shall appoint the third arbitrator, and the third arbitrator shall assume the chief arbitrator of the arbitration tribunal. If both parties fail to jointly appoint one arbitrator within the time limit stipulated by the arbitration commission, the arbitrator shall be appointed by the arbitration commission.

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(d)	The arbitration shall be conducted in Chinese. The award signed by the arbitration tribunal shall be final and binding on both parties, and any party shall not appeal for it. The arbitration tribunal shall have the right to sentence the winner to recover all charges (including reasonable lawyer fee, arbitration charge and cost).

[The remainder of this page is intentionally left blank; please find the signature page herewith attached]

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This is to certify the licensor and the licensee have already signed the agreement on the date indicated in the caption.

Shanghai Shanda Networking Co., Ltd.

/s/ (stamp)

Shanghai Shengzhan Networking Technology Co., Ltd.

/s/ (stamp)

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Appendix 1

No.	Trademark	Owner	Type	Application No.	Registration Date	Expiration Date	Status
1	SDO	Shanghai Shanda Networking Co., Ltd.	41	4388993	7/7/2008	7/6/2018	Certificate
2	SDOS	Shanghai Shanda Networking Co., Ltd.	41	4659485	1/21/2009	1/20/2019	Certificate
3	图形 (SDOS)	Shanghai Shanda Networking Co., Ltd.	41	4708687	1/21/2009	1/20/2019	Certificate
4	SHANDA HOTLINE	Shanghai Shanda Networking Co., Ltd.	41	4659477	12/28/2009	12/27/2019	Certificate
5	SHANDA ONLINE	Shanghai Shanda Networking Co., Ltd.	41	4659530	12/24/2009	12/23/2019	Certificate
6	盛大热线	Shanghai Shanda Networking Co., Ltd.	41	4659559	12/28/2009	12/27/2019	Certificate
7	盛大在线	Shanghai Shanda Networking Co., Ltd.	41	4659571	12/24/2009	12/23/2019	Certificate
8	盛大娱乐SDOS	Shanghai Shanda Networking Co., Ltd.	41	4701611	8/21/2009	8/20/2019	Certificate
9	盛大娱乐STATION	Shanghai Shanda Networking Co., Ltd.	41	4699436	9/28/2009	9/27/2019	Certificate
10	SDO STATION	Shanghai Shanda Networking Co., Ltd.	41	4699431	1/21/2009	1/20/2019	Certificate
11	盛大圈圈	Shanghai Shanda Networking Co., Ltd.	41	4510343	8/28/2008	8/27/2018	Certificate
12	彩虹关怀盛大客服及图形	Shanghai Shanda Networking Co., Ltd.	41	4601999	2008-011-28	11/27/2018	Certificate
13	盛大超级玩家SUPER PLAYER DJWJ-SDO-COM	Shanghai Shanda Networking Co., Ltd.	41	5523077	8/24/2010	8/23/2020	Certificate